Exhibit 10.16

Amended and Restated
Agreement
for
Exploration, Production and Strategic Services
between
Index Oil and Gas Inc.
and
ConRon Consulting Inc.

This Amended and Restated Agreement for Exploration, Production and Strategic Services between Index Oil and Gas Inc. and ConRon Consulting Inc. (the “Agreement”) is effective as of October 1, 2008 (the “Effective Date”) by and between Index Oil and Gas Inc., a Nevada corporation (the “Company”), and ConRon Consulting Inc., a Texas corporation (the “Contractor”).

RECITALS

WHEREAS, the parties entered into the Agreement for Exploration, Production and Strategic Services between Index Oil and Gas Inc. and ConRon Consulting Inc. as of February 1, 2008 (the “Original Agreement”); and

WHEREAS, the parties entered into Addendum #1 to the Original Agreement as of June 1, 2008; and

WHEREAS, the parties entered into Addendum #2 to the Original Agreement as of July 1, 2008; and

WHEREAS, the parties now desire to amend and restate the Original Agreement, as amended by Addendum #1 and Addendum #2 (collectively the “Prior Agreements”), for compliance with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, and to make certain other changes;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms:

TERMS

1. Impact on Prior Agreements.  The Prior Agreements are hereby amended and restated as of the Effective Date.  As of the Effective Date, the Company shall have no further liabilities, obligations, or duties to the Contractor, and the Contractor shall forfeit all remaining rights and benefits, under the Prior Agreements.  Notwithstanding the previous sentence, any obligations of the Contractor under any Prior Agreements relating to confidential information shall survive and remain effective; provided, however, that if any such obligations conflict with any obligations of the Contractor under this Agreement relating to confidential information the terms of this Agreement shall control.

2. Services and Performance.  The Company hereby engages the Contractor to supply such exploration, production and strategic business services (the “Services”) as may be requested by the Company.  Services shall include, but not be limited to, the following:

a. Managing the agreement between the Company and Moyes & Co., Inc. dated February 1, 2008, and any successor agreement (the “Moyes Contract”);

b. Advising the Company on merger and acquisition opportunities presented by either Moyes & Co., Inc., the Company or the Contractor;

c. Preparing presentation materials, including technical and financial information;

d. Advising the Board of Directors of the Company on the operations of the Company;

e. Undertaking technical and commercial reviews of forward opportunities as requested by the Company;

f. Providing an individual to act as Chief Operating Officer, both internally within the Company and for the external community.

The Contractor represents and warrants to the Company that it has the experience, expertise, ability, and resources to provide the Services.  The Contractor shall be solely responsible for all costs incurred in performing the Services to the extent such costs are not paid for by the Company in accordance with Section 9.  The Contractor shall be solely responsible for supervising, controlling, and directing the details and manner of the Services.  Nothing in this Agreement shall give the Company the right to hire, supervise, control, or direct the details and manner of the Services by the Contractor.  The Contractor’s Services must meet the Company’s final approval and shall be subject to the Company’s general right of inspection to secure successful and timely Services.

3. Service Fees.  In consideration of successful and timely Services rendered, the Company shall pay to the Contractor the service fees and Company equity described below (collectively the “Service Fees”):

a. The Contractor shall be paid $2,000 for each of the first ten working days during a calendar month and $1,500 for each additional working day during such calendar month.  Amounts due to Contractor under this Section 3.a. shall be paid on a monthly basis.

b. The Contractor shall be eligible to receive a bonus to be paid in shares of common stock of the Company for each working day during any calendar quarter that the Contractor provides Services.  The bonus, if declared by the Board of Directors of the Company, shall be paid within 15 days of the end of each calendar quarter in which such working days occurred.  The number of shares to be paid to the Contractor as a quarterly bonus shall be determined by the Company by dividing an amount equal to the sum of $250 for each working day paid to the Contractor at the rate of $2,000 per day pursuant to Section 3.a. and $450 for each working day paid to the Contractor at the rate of $1,500 per day pursuant to Section 3.a. by the closing price for a share of the Company’s common stock on the day the Board declares the bonus.  The “closing price” to be used in the calculation of the above bonus shall be either (i) the closing price of the Company’s common stock as reported by an exchange on which the Company’s common stock is listed or (ii) the last reported sales price during normal trading hours if the Company’s common stock is not listed on an exchange.

c. In addition to the above, for Services provided to the Company prior to the Effective Date, the Contractor is hereby awarded an aggregate of 98,152 shares of the Company’s common stock to be issued within 10 days of the execution of this Agreement.

For purposes of this Section 3, a “working day” shall mean any day on which the Contractor performs Services for at least 8 hours.

4. Success Fees.  Upon the occurrence of certain events described below, the Company shall provide to the Contractor the following success fees (the “Success Fees”):

a. In the event the Company acquires a working interest or other beneficial ownership interest in an asset or entity, the opportunity to acquire such an interest was identified by or evaluated by the Contractor on behalf of the Company during the term of this Agreement or a Prior Agreement, and such opportunity was a result of the Moyes Contract, then within 10 days following the consummation of such transaction the Company shall grant to the Contractor a warrant to purchase 200,000 shares of common stock of the Company (or its successor).  The Company shall use its best endeavors to seek the approval of the warrant by its Board of Directors and, if required, its shareholders prior to the consummation of such transaction.  The warrant shall be fully vested when issued and shall have a strike price set at 110% of the fair market value of the underlying shares of common stock on the date of grant.

b. In the event the Company acquires a working interest or other beneficial ownership interest in an asset or entity, and the opportunity to acquire such an interest was identified or evaluated solely by the Contractor on behalf of the Company during the term of this Agreement or a Prior Agreement, then within 10 days following the consummation of such transaction the Company shall grant to the Contractor a warrant to purchase a number of shares of common stock of the Company (or its successor) equal in amount to the product of 3.5% times the gross purchase price of the entity or asset acquired by the Company divided by 110% of the fair market value of a share of common stock of the Company on the date of grant.  An opportunity described in this Section 4.b. shall not include an opportunity related to the entities listed on Exhibit A or any opportunity that appears on the Moyes Twice Monthly Progress Report (as such term is defined in the Moyes Contract).  The Company shall use its best endeavors to seek the approval of the warrant by its Board of Directors and, if required, its shareholders prior to the consummation of such transaction.  The warrant shall be fully vested when issued and shall have a strike price set at 110% of the fair market value of the underlying shares of common stock on the date of grant.

c. For purposes of this Section 4, the term “fair market value” shall mean (a) if the common stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, the American Stock Exchange and the New York Stock Exchange, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of the determination (or if there was no quoted price for such date, then for the last preceding business day on which there was a quoted price), as reported in The Wall Street Journal or such other source as the Company deems reliable; (b) if the common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the common stock for the date of the determination, as reported in The Wall Street Journal or such other source as the Company deems reliable; or (c) if the common stock is not reported or quoted by any such organization, the fair market value of the common stock as determined in good faith by the Company using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

Notwithstanding any provision herein to the contrary, the Contractor shall only be entitled to a Success Fee with respect to any transaction described in this Section 4 which is consummated during the term of this Agreement or within eighteen months following the termination of this Agreement.  Any warrant issued in accordance with this Section 4 shall be structured, to the sole satisfaction of the Company, in a manner which is either exempt from or in compliance with the requirements of Code Section 409A and the Treasury Regulations thereunder.

5. Relationship of the Parties.  Nothing in this Agreement creates or shall be deemed to create a partnership, joint venture, agency, employer-employee relationship, or guarantee of future engagement between the Company and the Contractor.  In addition, the Contractor agrees and understands that it is not an agent of the Company and neither has nor shall have any right or authority to bind, commit, or otherwise obligate the Company to any terms, conditions, or contractual obligations with any other party.

6. Independent Contractor Status.  For all purposes, including without limitation any laws concerning Social Security, disability insurance, workers’ compensation, unemployment compensation, income-tax withholding, and all other federal, state, and local laws, rules, and regulations relating to employees, the Contractor shall be treated as an independent contractor of the Company.  Accordingly, the Contractor shall discharge all obligations imposed upon it as an independent contractor by all applicable federal, state, or local laws, rules, and regulations, including without limitation those relating to income taxes, the filing of all returns and reports, and the payment of all assessments, taxes, and other sums required by applicable law with respect to any Service Fees or Success Fees paid by the Company.   The Contractor shall not be covered by the Company’s insurance policies nor shall any of its employees be eligible for employee benefits provided by the Company to its employees.  The only compensation, benefits, and consideration that the Contractor or any of its employees shall be entitled to receive from the Company during the term of this Agreement are those items specifically set forth in this Agreement.  The Contractor acknowledges that it is solely responsible for the payment of its own income, employment, Social Security, and other applicable taxes and insurance premiums.

7. Payment of Taxes.  The Company shall provide a Form 1099 to the Contractor for all gross income with respect to any Service Fees and Success Fees.  The Contractor shall be solely responsible for paying when due all income taxes, including estimated taxes, incurred as a result of any Service Fees or Success Fees.  The Contractor shall be solely responsible for filing all tax returns, tax declarations, and tax schedules with respect to any and all Service Fees and Success Fees.  The Company shall not withhold any employment taxes from any Service Fees and Success Fees.

8. Use of Employees or Other Contractors.  With the prior written consent of the Company, the Contractor may, at its own expense, engage any employees, independent contractors, or subcontractors as it deems necessary to perform Services under this Agreement.  All persons engaged by the Contractor to assist it in performing Services under this Agreement shall be deemed to be employees or contractors of the Contractor and the Contractor shall be solely responsible for their work, supervision, direction, control, compensation, benefits, and insurance.  Nothing in this Agreement shall be construed to impose any liability or duties on the Company for the performance of any Services by any third party engaged, hired, or retained by the Contractor.

9. Business Expenses.  To the extent not authorized for reimbursement by the Company in writing or by written policy of the Company, the Contractor shall be solely responsible for paying all business costs and expenses incurred in performing Services under this Agreement.

10. Confidentiality Agreement.  Upon execution of this Agreement, the parties shall enter into the Confidentiality Agreement attached hereto as Exhibit B, the terms of which are incorporated herein by reference.

11. Legal Compliance.  The Contractor shall comply with all applicable federal, state, county, municipal and other applicable laws, rules, ordinances, and regulations in connection with its performance of Services under this Agreement, including without limitation all applicable occupational safety and health laws, regulations, ordinances, directives, and rules.

12. Securities Representations.  With respect to the transfer of any warrants or shares of common stock of the Company to the Contractor under this Agreement or a Prior Agreement, the Contractor makes the following representations.

a. The Contractor is acquiring the shares and warrants for its own account and not with a view to offer for resale in connection with a distribution thereof, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  The Contractor is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act.

b. The Contractor understands that the shares and warrants will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the shares and warrants, when issued, will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the shares and warrants cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  The Contractor represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Contractor understands that each certificate representing the shares and warrants shall conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law, a restrictive legend referencing restrictions under the Securities Act.

c. The Contractor represents and acknowledges that the Company will be issuing the shares and warrants pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided by the Contractor hereunder.

13. Exclusivity of Services.  The Services performed by the Contractor under this Agreement are exclusive to the Company and the Contractor therefore understands and agrees that it shall not perform any similar services for any third party in violation of this Agreement.

14. Risk of Loss.  The risk of loss in the Contractor’s business shall be borne entirely by the Contractor.  The Company shall have no right or duty to inquire as to the profit generated by the Contractor in the performance of its business.

15. Term of Agreement.  This Agreement shall be for a period of eight months from the Effective Date.  Either party may earlier terminate this Agreement, with or without cause, upon ten days prior written notice.

16. Payments Due Upon Termination of Agreement.  Upon the termination of this Agreement, the Company shall have no further obligation to the Contractor under this Agreement, except for (a) payment to the Contractor of all accrued but unpaid Service Fees through the date of termination, (b) payment to the Contractor of any approved but un-reimbursed business expenses incurred in accordance with applicable Company policy, and (c) payment to the Contractor of all Success Fees due the Contractor in accordance with Section 4.

17. Indemnification of Company.  The Contractor shall indemnify the Company and hold the Company harmless from any liability, loss, cost, claim, or damage, including legal and other expenses and reasonable attorneys’ fees, the Company incurs arising out of the Contractor’s (a) negligence, fraud, misconduct, or other wrongful conduct; (b) breach of its representations or warranties in this Agreement; or (c) breach of any of its obligations in this Agreement, including its obligation to pay taxes under Section 7.

18. Indemnification of Contractor.  The Company shall indemnify the Contractor in accordance with the following terms:

a. The Company indemnifies the Contractor and its officers, directors, employees and principals (“Indemnified Persons”) against any claim, action, damage, loss, liability, cost, charge, expense, or payment (including, but not limited to, legal costs and expenses and professional consultant’s fees on a full indemnity basis) which the Indemnified Person may pay, suffer, incur or become liable for to any third party arising out of or as a consequence, whether directly or indirectly, of (i) the use and disclosure of information provided by the Company as specifically authorized by the Company; or (ii) the performance of the obligations of the Contractor under this Agreement other than as a result of the negligence, fraud, misconduct or other wrongful conduct of an Indemnified Person, or the breach of any of the Contractor’s representations, warranties or obligations in this Agreement by an Indemnified Person.

b. The Company must pay all costs and expenses of the Indemnified Persons in relation to the enforcement, protection or exercise of any rights under the indemnity under subsection a. to which they are entitled, including, but not limited to, the legal costs and expenses and professional consultant’s fees for any of the above on a full indemnity basis.

c. The Company agrees that in the settlement of any claim, lawsuit, action or other proceedings against the Company in respect of which an Indemnified Person also has joint or several liability or potential liability, the Company will use all reasonable endeavors to ensure that any settlement of such claim includes a release of the corresponding liability of the Indemnified Person in respect of that claim.

19. Survival.  The termination of this Agreement for any reason shall not impair the rights or obligations of either party that shall have accrued before such termination.

20. Waiver.  The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

21. Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

22. Attorneys’ Fees and Other Costs.  If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party, or that prevails in the resolution of such dispute, is entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.

23. No Conflicts.  The Contractor represents and warrants to the Company that its execution, delivery, and performance of this Agreement, and its relationship with and the Services reasonably expected to be rendered for the Company, do not and shall not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Contractor is a party or by which it is bound, including without limit agreements regarding confidentiality and non-competition.  The Contractor further represents and warrants that it has entered into this Agreement pursuant to its own initiative and that the Company did not induce it to execute this Agreement in contravention of any existing commitments.  The Contractor further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations.

24. Offsets.  The Company shall be entitled to set off against, and the Contractor authorizes the Company to deduct from, any Services Fees due to the Contractor from the Company, any amounts which may be due and owing to the Company by the Contractor, whether arising under this Agreement or otherwise.

25. Waiver of Right to Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE CONTRACTOR SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE COMPANY, INCLUDING ANY ARISING OUT OF OR RELATING TO THE CONTRACTOR’S ENGAGEMENT BY THE COMPANY, THE TERMINATION OF THAT ENGAGEMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

26. Entire Agreement.  This Agreement and any continuing obligations under the Prior Agreements described in paragraph 1 constitute the entire agreement between the parties concerning their subject matters and shall supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to their subject matters.

27. Assignment of Agreement; Successors and Assigns.  The Contractor’s Services, Service Fees, Successor Fees and other duties under this Agreement are personal to the Contractor and shall not be assigned to any person or entity without written consent from the Company.  The Company may assign this Agreement without the Contractor’s consent.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

28. Amendment.  This Agreement shall not be amended except by an instrument in writing signed by the party against whom such amendment is sought to be enforced.

29. Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles.  The Contractor hereby irrevocably consents to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between the parties arising out of or related to this Agreement being in the state or federal courts of competent jurisdiction that regularly conduct proceedings in Harris County, Texas.  Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court.

30. Compliance with Section 409A.  This Agreement is intended to satisfy Code Section 409A and any ambiguous provisions shall be construed in a manner that is either exempt from or compliant with the requirements of Code Section 409A.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the 8th day of December 2008.

CONRON CONSULTING INC.

By:	/s/ Ron Bain
By: Ron Bain
Its: President

INDEX OIL AND GAS INC.

By:	/s/ Lyndon West
By: Lyndon West
Its: Chief Executive Officer

EXHIBIT A

Century Petroleum

GB Petroleum Ltd.

Unicorp Inc.

A-1

EXHIBIT B

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (hereinafter referred to as the “Agreement”), is made effective the First day of October, 2008 (“Effective Date”), by and between Index Oil and Gas Inc., (hereinafter referred to as the “Disclosing Party”) a corporation existing under the laws of Nevada with its registered office at 711 S. Carson Street, Carson City, Nevada, U.S.A. 89701 (“IOGI”) and ConRon Consulting Inc., (hereinafter referred to as the “Receiving Party”) a corporation existing under the laws of Texas with its registered office at 9406 Fenchurch Drive., Spring, Texas 77379 (“Contractor”).  IOGI and Consultant may also be referred to herein individually as a “Party” and together as the “Parties.”

1. In connection with the evaluation and preparation of a report based on certain confidential plans and documents held by the Disclosing Party relating to the acquisition of oil and gas assets/corporations in the USA, (hereinafter referred to as the “Plans”), the Disclosing Party is willing, in accordance with the terms and conditions of this Agreement, to disclose (either through itself or its representatives) to the Receiving Party (or its representatives) certain confidential information,  on a nonexclusive basis, relating to the Plans which includes, but is not necessarily limited to, geological and geophysical data, maps, models and interpretations and commercial, contractual and financial information, as more fully described in Schedule A attached hereto and made a part hereof (hereinafter referred to as the “Confidential Information”).

2. In consideration of the disclosure referred to in Paragraph 1 hereof, the Receiving Party agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy, reproduction or electronic media, without the Disclosing Party’s prior written consent, except as provided in this Agreement.

3. The Receiving Party may disclose the Confidential Information without the Disclosing Party’s prior written consent only to the extent such information:

a. is already known to the Receiving Party as of the date of disclosure by the Disclosing Party;

b. is already in possession of the public or becomes available to the public other than through the act or omission of the Receiving Party or of any other person to whom Confidential Information is disclosed pursuant to this Agreement;

c. is required to be disclosed under applicable law, stock exchange regulations or by a governmental order, decree, regulation or rule (provided that the Receiving Party shall make all reasonable efforts to give prompt written notice to the Disclosing Party prior to such disclosure);

d. is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the Receiving Party; or

e. is developed by the Receiving Party independently of the Confidential Information received from the Disclosing Party.

4. The Receiving Party may disclose the Confidential Information without the Disclosing Party’s prior written consent to an Affiliated Company (as hereinafter defined), provided that the Receiving Party guarantees the adherence of such Affiliated Company to the terms of this Agreement.  “Affiliated Company” shall mean any company or legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party.  “Control” means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a company or other legal entity.

5. The Receiving Party shall be entitled to disclose the Confidential Information without the Disclosing Party’s prior written consent to such of the following persons to the extent that they have a clear need to know in order to evaluate the Area:

a. employees, officers and directors of the Receiving Party;

b. employees, officers and directors of an Affiliated Company;

c. any consultant or agent retained by the Receiving Party or its Affiliated Company; or

d. any bank or other financial institution  or entity funding or proposing to fund the Receiving Party’s participation in the Area, including any  consultant retained by such bank or other financial institution or entity.

Prior to making any such disclosures to persons under subparagraphs (c) and (d) above, however, the Receiving Party shall obtain an undertaking of confidentiality, enforceable by both the Disclosing Party and the Receiving Party, substantially in the same form and content as this Agreement, from each such person; provided, however, that in the case of outside legal counsel, the Receiving Party shall only be required to procure that such legal counsel is bound by an obligation of confidentiality.

6. The Receiving Party and its Affiliated Companies, if any, shall only use or permit the use of the Confidential Information disclosed under this Agreement to evaluate the Plans in connection with the acquisition advice to Client.

7. The Receiving Party shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. Neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

8. The Receiving Party shall acquire no proprietary interest in or right to the Confidential Information, and the Disclosing Party may demand the return thereof at any time upon giving written notice to the Receiving Party.  Within thirty (30) days of receipt of such notice, the Receiving Party shall return all of the original Confidential Information and shall destroy or cause to be destroyed all copies and reproductions (in whatever form, including but not limited to, electronic media) in its possession and in the possession of persons to whom it was disclosed pursuant to this Agreement.

9. Unless earlier terminated the confidentiality obligations and limitations on use set forth in this Agreement shall terminate on the later of one year after the date of this Agreement or the date on which disclosure is no longer restricted either under the law applicable in the Area or under the terms of the concession, license, contract or permit currently covering the Area.

10. The Disclosing Party hereby represents and warrants that it has the right and authority to disclose the Confidential Information to the Receiving Party (or its representatives). THE DISCLOSING PARTY, HOWEVER, MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY AND COMPLETENESS OF THE CONFIDENTIAL INFORMATION DISCLOSED HEREUNDER, AND THE RECEIVING PARTY (ON BEHALF OF ITSELF AND ITS REPRESENTATIVES) EXPRESSLY ACKNOWLEDGES THE INHERENT RISK OF ERROR IN THE ACQUISITION, PROCESSING AND INTERPRETATION OF GEOLOGICAL AND GEOPHYSICAL DATA.  THE DISCLOSING PARTY, ITS AFFILIATED COMPANIES, THEIR OFFICERS, DIRECTORS AND EMPLOYEES SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO THE USE OF OR RELIANCE UPON THE CONFIDENTIAL INFORMATION BY THE RECEIVING PARTY (OR ITS REPRESENTATIVES).

11.

a. This Agreement shall be governed by and interpreted in accordance with the substantive law of  the State of Texas.

b. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, which cannot be amicably resolved by the Parties, shall be settled before a sole arbitrator in accordance with the Arbitration Rules of the American Arbitration Association in Dallas, Texas.  The resulting arbitral award shall be final and binding without right of appeal, and judgment upon such award may be entered in any court having jurisdiction thereof.  A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.

12. Unless otherwise expressly stated in writing, any prior or future proposals or offers made in the course of the Parties’ discussions are implicitly subject to all necessary management and government approvals and may be withdrawn by either for any reason or for no reason at any time.  Nothing contained herein is intended to confer upon the Receiving Party any right whatsoever to the Disclosing Party's interest in the Area.

13. The Disclosing Party agrees that the Receiving Party has the right to describe its services provided to the Disclosing Party in materials that it provides to clients and prospective clients and in advertisements in financial and other newspapers and journals at its own expense, provided that the Receiving Party will submit a copy of such materials or advertisements to the Disclosing Party and its counsel and any use of such materials or advertisements will be subject to the prior approval of the form and substance of the materials or advertisements by the Disclosing Party and its counsel.

14. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties hereto.

15. This Agreement comprises the full and complete agreement of the Parties hereto with respect to the disclosure of the Confidential Information and supersedes and cancels all prior communications, understandings and agreements between the Parties hereto relating to the Confidential Information, whether written or oral, expressed or implied; provided, however, that this Agreement shall only supplement and not supersede or otherwise cancel the Confidentiality Agreement between the Parties effective as of February 1, 2008.

16. The Receiving Party may only assign this Agreement to an Affiliated Company; provided, however, the Receiving Party shall remain liable for all obligations, whether expressed or implied, under this Agreement.  Without limiting the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed as of the 8th day of December, 2008.

DISCLOSING PARTY	RECEIVING PARTY

By:	By:

Printed Name	Printed Name:

Title:	Title:

B-4